Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in the Registration Statement on Form F-1 of Tian’an Technology Group Ltd. of our report dated August 18, 2022 relating to the financial statements and financial statement schedules for the two years ended December 31, 2021 and 2020 listed in the accompanying index.

/s/ HHC

Forest Hills, NY

December 19, 2022